EX 99.(a)(5)(b)

NEWS RELEASE

DRESS BARN ANNOUNCES FINAL EXCHANGE RATIO FOR ITS OFFER TO
EXCHANGE ITS 2.50% CONVERTIBLE SENIOR NOTES DUE 2024

SUFFERN, NY – January 21, 2010 – The Dress Barn, Inc. (NASDAQ - DBRN) today announced that it has determined the final exchange ratio (the “Exchange Ratio”) in connection with its previously announced offer to exchange (the “Offer”) any and all of its 2.50% Convertible Senior Notes Due 2024 (the “Notes”).

In accordance with the terms of the Offer as set forth in Dress Barn’s Offer to Exchange, dated December 23, 2009 (the “Offer to Exchange”), and related Letter of Transmittal, filed with the Securities and Exchange Commission (the “SEC”) as exhibits to Dress Barn’s Schedule TO on December 23, 2009, Dress Barn determined that the Exchange Ratio for the Offer is 55.3341 shares of Dress Barn common stock (“Common Stock”) for each Note accepted for exchange. The total number of shares of Common Stock issuable for each Note accepted for exchange is equal to the quotient of: (A) (i) 95.1430 shares of Dress Barn Common Stock multiplied by $25.12, the average of the Daily VWAP (as defined in the Offer to Exchange) per share of Dress Barn Common Stock for each trading day in the five consecutive trading-day period ending on, and including, January 20, 2010 (the “Weighted Average Price”), minus (ii) $1,000; divided by (B) the Weighted Average Price.

The Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of Friday, January 22, 2010 (the “Expiration Date”), unless extended or earlier terminated, and is expected to settle on Wednesday, January 27, 2010 (the “Settlement Date”). To receive the offer consideration, holders must validly tender and not withdraw their Notes prior to the Expiration Date. Dress Barn will deliver the offer consideration on the Settlement Date.

The Offer is being made pursuant to an Offer to Exchange and related documents. The completion of the Offer is subject to conditions described in the Offer documents. Subject to applicable law, Dress Barn may waive the conditions applicable to the Offer or extend, terminate or otherwise amend the Offer.

Dress Barn’s purpose in making the Offer is to reduce the amount of its outstanding debt and interest expense.

J.P. Morgan Securities Inc. is acting as Dress Barn’s sole financial advisor in connection with the Offer. J.P. Morgan has not been retained to, and will not, solicit acceptances of the Offer or make any recommendations with respect thereto.

This press release is not an offer to exchange, or a solicitation of an offer to exchange, any Notes. The Offer is being made only on the terms and subject to the conditions described in the Offer to Exchange and related documents, which will be distributed to holders of Notes, who are advised to read such documents because they contain important information. Copies of the Offer to Exchange and related documents will be filed with the Securities and Exchange Commission as exhibits to a Schedule TO and will be available for free at the Securities and Exchange Commission’s web site at www.sec.gov.

Holders of Notes may address questions about the Offer or make requests for copies of the Offer to Exchange and related documents for free to D.F. King & Co., Inc., the information agent for the Offer, by calling toll-free at (800) 487-4870.

ABOUT DRESS BARN, INC.

The Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality casual and career women’s fashion apparel through its dressbarn and maurices brands and tween girls’ fashion apparel through its Justice brand. As of January 20, 2010, the Company operated 837 dressbarn stores in 47 states, 741 maurices stores in 44 states and 906 Justice stores in 45 states and Puerto Rico. For more information, please visit www.dressbarn.com, www.maurices.com and www.shopjustice.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is available in our most recent report on Form 10-K for the year ended July 25, 2009 and Form 10-Q for the quarter ended October 24, 2009.

CONTACT:	Dress Barn, Inc.
Investor Relations
(845) 369-4600